                                                                  EXHIBIT 99.1



                        (AMERICA SERVICE GROUP INC. LOGO)
                            N E W S    R E L E A S E



FOR IMMEDIATE RELEASE



CONTACT: MICHAEL CATALANO                          BRUCE A. TEAL
         PRESIDENT AND CHIEF EXECUTIVE OFFICER     EXECUTIVE VICE PRESIDENT AND
         (615) 376-1319                              CHIEF FINANCIAL OFFICER
                                                   (615) 376-1361


                         AMERICA SERVICE GROUP ANNOUNCES
                          RECORD SECOND QUARTER RESULTS
               -----------------------------------------------------

                  COMPANY PLACES NEW SYNDICATED CREDIT FACILITY
                 ----------------------------------------------
                    CATALANO ALSO NAMED CHAIRMAN OF THE BOARD


SECOND QUARTER HIGHLIGHTS:

- Revenues increased 24% over prior year quarter and 27% over prior year six-month period
- Earnings per share were $0.33
- EBITDA per diluted share increased to $0.96 versus $0.94 for the second quarter 1999
- Acquisition of Correctional Health Services, Inc. - adding $19 million in annual revenues
- Awarded $48 million contract with Maryland Department of Corrections
- Paid down $3 million on the Senior Credit Facility

NASHVILLE, Tennessee (July 19, 2000) - America Service Group Inc. (NASDAQ:ASGR) announced today record results for the second quarter and six months ended June 30, 2000. The Company also separately announced today that it has substantially completed a new credit facility for $65 million with a syndicate of four banks.

         Healthcare revenue for the second quarter of 2000 was $89.4 million, up 24% from $72.2 million in the year-ago quarter. Net income was $1.8 million, or $0.33 per diluted share, for the second quarter of 2000 compared with net income, excluding transitional costs related to the EMSA acquisition, of $1.2 million, or $0.30 per diluted share for the second quarter of 1999.



                                     -MORE-


             105 Westpark Drive - Suite 300 - Brentwood, TN 37027 -
                        615-373-3100 - Fax 615-376-9862

ASGR Announces Second Quarter Results
Page 2
July 19, 2000


         Healthcare expenses as a percent of revenue for the second quarter of 2000 were 90.5%, a slight increase over 90.4% in the second quarter of 1999. In addition, selling, general and administrative expenses improved from 4.1% of revenues in the second quarter of 1999 to 3.5% of revenues in the second quarter of 2000.

         Healthcare revenue for the six months ended June 30, 2000, was $165.6 million, up 27% from $130.5 million in the first six months of 1999. Net income for the six-month period was $3.5 million, or $0.65 per diluted share, compared with net income, excluding transitional costs related to the EMSA acquisition, of $2.0 million, or $0.49 per diluted share, for the six months ended June 30, 1999.

         Healthcare expenses as a percent of revenue for the six-month period were 90.3%, a slight increase over 90.2% in same six-month period of 1999. In addition, selling, general and administrative expenses as a percent of revenue for the six months ended June 30, 2000, improved to 3.9% from 4.6% in the prior year period.

         Michael Catalano has been elected Chairman of the Board, in addition to his responsibilities as president and chief executive officer, replacing Scott
L. Mercy, formerly non-executive Chairman of the Board, who died in an airplane crash in May 2000.

         "We are pleased with our strong performance for the second quarter of 2000," said Catalano. "During the first half of 2000, we have laid the ground work for another successful year."

         A listen-only simulcast of America Service Group's second quarter conference call will be available online at www.asgr.com or www.streetevents.com, www.streetfusion.com or www.vcall.com on July 20, 2000, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately two hours later and continue for 30 days.

         America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. Subsequent to the Maryland Department of Corrections contract, America Service Group Inc., through its subsidiaries, contracts with 123 government agencies to provide a wide range of managed healthcare programs for approximately 165,000 patients. The Company employs over 4,800 medical, professional and administrative staff nationwide.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.




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



ASGR Announces Second Quarter Results
Page 3
July 19, 2000




                           AMERICA SERVICE GROUP INC.
                              FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)



CONSOLIDATED INCOME STATEMENT:

                                                                         Three Months Ended
                                                     ------------------------------------------------------------
                                                      June 30,           % of           June 30,           % of
                                                        2000            Revenue           1999            Revenue
                                                        ----            -------           ----            -------

Healthcare revenue                                   $ 89,449             100.0         $ 72,218             100.0
Healthcare expenses                                    80,964              90.5           65,261              90.4
                                                     --------         ---------         --------         ---------
Gross margin                                            8,485               9.5            6,957               9.6
Selling, general and administrative expenses            3,169               3.5            2,944               4.1
Depreciation and amortization                           1,436               1.6            1,031               1.4
                                                     --------         ---------         --------         ---------
Income from operations                                  3,880               4.4            2,982               4.1
Interest, net                                            (858)             (1.0)          (1,267)             (1.7)
                                                     --------         ---------         --------         ---------
Income before taxes                                     3,022               3.4            1,715               2.4
Provision for income taxes                              1,207               1.4              511               0.7
                                                     --------         ---------         --------         ---------
Net income                                              1,815               2.0            1,204               1.7
Preferred stock dividends                                 161               0.2               64               0.1
                                                     --------         ---------         --------         ---------
Net income attributable to common shares             $  1,654               1.8            1,140               1.6
                                                     ========         =========         ========         =========
Net income per common share:

     Basic                                           $   0.44                          $    0.32
                                                     ========                          =========
     Diluted                                         $   0.33                          $    0.28
                                                     ========                          =========
     Diluted - exclusive of nonrecurring item        $   0.33                          $    0.30
                                                     ========                          =========
Weighted average shares outstanding:

     Basic                                              3,737                              3,576
                                                     ========                          =========
     Diluted                                            5,510                              4,284
                                                     ========                          =========



                                                                             Six Months Ended
                                                     -------------------------------------------------------------
                                                       June 30,           % of          June 30,           % of
                                                        2000            Revenue           1999            Revenue
                                                        ----            -------           ----            -------

Healthcare revenue                                   $165,618             100.0         $130,499             100.0
Healthcare expenses                                   149,590              90.3          117,739              90.2
                                                     --------         ---------         --------         ---------
Gross margin                                           16,028               9.7           12,760               9.8
Selling, general and administrative expenses            6,410               3.9            5,964               4.6
Depreciation and amortization                           2,413               1.4            1,698               1.3
                                                     --------         ---------         --------         ---------
Income from operations                                  7,205               4.4            5,098               3.9
Interest, net                                          (1,356)             (0.8)          (2,291)             (1.7)
                                                     --------         ---------         --------         ---------
Income before taxes                                     5,849               3.5            2,807               2.2
Provision for income taxes                              2,339               1.4            1,123               0.9
                                                     --------         ---------         --------         ---------
Net income                                              3,510               2.1            1,684               1.3
Preferred stock dividends                                 324               0.2            2,053               1.6
                                                     --------         ---------         --------         ---------
Net income (loss) attributable to common shares      $  3,186               1.9         $   (369)             (0.3)
                                                     ========         =========         ========         =========
Net income (loss) per common share:

     Basic                                           $   0.85                           $  (0.10)
                                                     ========                           ========
     Diluted                                         $   0.65                           $  (0.10)
                                                     ========                           ========
     Diluted - exclusive of nonrecurring item        $   0.65                           $   0.49
                                                     ========                           ========
Weighted average shares outstanding:

     Basic                                              3,732                              3,576
                                                     ========                           ========
     Diluted                                            5,428                              3,576
                                                     ========                           ========





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




ASGR Announces Second Quarter Results
Page 4
July 19, 2000



CONSOLIDATED BALANCE SHEET:

                                                            June 30,      Dec. 31,
                                                              2000          1999
                                                              ----          ----

Cash and cash equivalents                                 $     1,286   $       444
Other current assets                                           55,921        48,467
                                                          -----------   -----------
Current assets                                                 57,207        48,911
Cost in excess of net assets acquired                          73,145        44,548
Property and equipment, net                                     4,483         3,932
Other assets                                                    3,493         1,336
                                                          -----------   -----------

                                                          $   138,328   $    98,727
                                                          ===========   ===========

Current liabilities                                       $    49,446   $    39,413
Other liabilities                                               2,991         2,874
Long-term debt                                                 51,201        25,500
Stockholders' equity(1)                                        34,690        30,940
                                                          -----------   -----------

                                                          $   138,328   $    98,727
                                                          ===========   ===========


                                      -END-

(1) Includes $1.8 million of redeemable common stock and $12.4 million of redeemable preferred stock. As of July 19, 2000, 156,000 of the 186,000 redeemable common shares were sold, whereby the redemption provision was eliminated. The redemption provision for the remaining 30,000 shares expired July 14, 2000.